UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Heron Lake BioEnergy, LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Heron Lake BioEnergy, LLC

91246 390th Avenue

Heron Lake, Minnesota 56137

(507) 793-0077

NOTICE OF 2020 ANNUAL MEETING OF MEMBERS

To Be Held Wednesday, March 18,  2020

TO THE MEMBERS OF HERON LAKE BIOENERGY, LLC:

The 2020 annual meeting of members (the “2020 annual meeting”) of Heron Lake BioEnergy, LLC (the “Company”) will be held on Wednesday, March 18,  2020, at the Heron Lake Community Center, 312 10th Street, Heron Lake, Minnesota 56137.  Registration for the meeting will begin at 12:00 p.m.  The 2020 annual meeting will commence at 1:00 p.m.

The purposes of the meeting are to:

•	Elect one governor to serve on the Company’s board of governors until the 2023 annual meeting of members or until a successor is elected and qualified;

•	Transact such other business as may properly come before the 2020 annual meeting or any adjournments thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

All unitholders are cordially invited to attend the 2020 annual meeting in person. However, only members listed on the Company’s records at the close of business on February 28,  2020 are entitled to vote at the 2020 annual meeting and any adjournments thereof.

Your proxy is important to ensure a quorum at the meeting. Even if you own only a few units, and whether or not you expect to be present, the board of governors requests that you promptly sign, date and return the enclosed proxy card by fax to (320) 235-5962 or by mail to Christianson PLLP, Attention: Christina Boike, at 302 SW 5th Street, Willmar, MN 56201, using the enclosed envelope. Voting by proxy will not affect your right to subsequently change your vote or to attend the regular meeting.

For your proxy card to be counted in advance of the meeting, it must be received by the inspector of elections, Christianson PLLP, 302 SW 5th Street, Willmar, MN 56201, no later than 5:00 p.m. on Tuesday, March 17,  2020.

By Order of the Board of Governors,

/s/ Paul Enstad

PAUL ENSTAD,

Chairman of the Board of Governors

Heron Lake, Minnesota

February 21,  2020

Heron Lake BioEnergy, LLC

91246 390th Avenue

Heron Lake, Minnesota 56137

(507) 793-0077

PROXY STATEMENT

for the

2020 Annual Meeting of Members

To be Held Wednesday, March 18,  2020

This proxy statement is furnished in connection with the solicitation by the board of governors (the “Board”) of Heron Lake BioEnergy, LLC (the “Company”, “we”, “us”, “our”) of the proxy authority included on the enclosed proxy card for use at the 2020 annual meeting of members to be held on Wednesday, March 18,  2020 (the “2020 annual meeting”), and any adjournment thereof.  The 2020 annual meeting will be held at the Heron Lake Community Center, 312 10th Street, Heron Lake, Minnesota 56137.  Registration for the meeting will begin at 12:00 p.m.  The 2020 annual meeting will commence at 1:00 p.m.

This solicitation is being made by mail, however, the Company may also use its officers, governors, and employees (without providing them with additional compensation) to solicit proxies from members in person or by telephone, facsimile or letter. A copy of our annual report on Form 10-K for the fiscal year ended October 31, 2019, which includes our audited consolidated financial statements for fiscal year 2019 (the “annual report”), accompanies this proxy statement. Distribution of this proxy statement, the proxy card and our annual report is scheduled to begin on or about March 3,  2020.

We have organized this proxy statement into three sections in order to set forth our information in a straightforward and understandable way.  You should read all three sections.

•	Questions and Answers: this section provides answers to frequently asked questions regarding the purpose of the 2020 annual meeting and meeting procedures.

•

Proxy Proposal:  this section provides information and detailed explanation of the proposal to be voted on at the 2020 annual meeting. There is one proposal being presented for your consideration at the 2020 annual meeting:  elect one governor to serve on the Company’s board of governors. The elected governor will serve until the 2023 annual meeting of members and until their successors are elected.

•	Required Information: this section provides information that is required by law to be included in the Company’s Proxy Statement, which has not been included in Sections I and II.

SECTION I - QUESTIONS AND ANSWERS ABOUT THE

2020 ANNUAL MEETING AND VOTING

Q.What is a proxy?

A.It is your legal designation of another person to vote the units you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated two of our officers as proxies for the 2020 annual meeting. These officers are Paul Enstad and Rodney Wilkison.

Q.What is a proxy statement?

A.It is a document that Securities and Exchange Commission (“SEC”) regulations require us to give you when we ask you to vote by mail or by fax by signing and returning a proxy card designating Paul Enstad and Rodney Wilkison as proxies to vote on your behalf.

Q. Why did I receive this proxy statement?

A: The board of governors is soliciting your proxy to vote at the 2020 annual meeting because you were a member of the Company at the close of business on the record date.

In order to be considered a member, you must hold a minimum of 2,500 units. If you own fewer than 2,500 units, you are considered to be a non-member unit holder and have no rights except financial rights with respect to the units you own. We currently have 66 non-member unit holders that own an aggregate of 36,488 Class A units.

Q. Who can attend the annual meeting?

A:All members as of the close of business on the record date may attend the 2020 annual meeting.

Q. What is the record date for the 2020 annual meeting and what does it mean?

A: The record date for the 2020 annual meeting is February 28,  2020.  The record date is established by the board of governors as required by the Company’s member control agreement and the Minnesota Revised Uniform Limited Liability Company Act set forth in Chapter 322C of the Minnesota Statutes. Owners of record of units at the close of business on the record date are entitled to receive notice of the meeting and vote at the meeting and any adjournments or postponements of the 2020 annual meeting.

Q.How many membership units are outstanding on the record date?

A: On February 21,  2020, there were 77,932,107 units of the Company issued and outstanding, consisting of 62,932,107 Class A units and 15,000,000 Class B units. There are no other classes of units outstanding.  Under the Company’s member control agreement, the Class A units and the Class B units are identical with respect to voting rights and privileges and vote together as one class.  Therefore, when we refer to “units,” unless the context otherwise requires, we are referring to the Class A units and Class B units collectively.

Under our member control agreement, only members may vote at the 2020 annual meeting. We currently have 67 non-member unit holders that own an aggregate of 35,988 Class A units. Therefore, the total number of outstanding units held by voting members is 77,896,119 units.

As of the mailing date of this proxy statement, the Board is aware of only one proposal that will be presented to the members for action at the 2020 annual meeting: the election of one governor. Under our member control agreement,  any member who is entitled to appoint a governor pursuant to Section 5.3(a)(iv) of the member control agreement (an “appointing member”), and such appointing members’ affiliates, are not entitled to vote for the election of any governors.  As of the record date, Project Viking, L.L.C. (“Project Viking”), a wholly owned subsidiary and affiliate of Granite Falls Energy, LLC (“Granite Falls Energy”), is the only member entitled to appoint governors under Section 5.3(a)(iv) of our member control agreement. Therefore, the 39,475,824 units controlled directly and indirectly (through Project Viking) by Granite Falls Energy are excluded from voting in the election of governors. As a result, the total number of units outstanding and entitled to vote for the election of directors, the only proposal before the members at the 2020 annual meeting,  is 38,420,295 units.

Q:How many votes do I have?

A:Members are entitled to one vote for each membership unit owned by such member as of the close of business on the record date on any matter which may properly come before the meeting.

Q.How do I vote?

A.Membership units can be voted only if the holder of record is present at the 2020 annual meeting either in person or by proxy. You may vote using either of the following methods:

•

Proxy card. The enclosed proxy card is a means by which a member may authorize the voting of his, her, or its membership units at the 2020 annual meeting. The membership units represented by each properly executed proxy card will be voted at the 2020 annual meeting in accordance with the member’s directions. The Company urges you to specify your choices by marking the appropriate boxes on your enclosed proxy card.

After you have marked your choices, please sign and date the enclosed proxy card and return it as follows:

▪	By mail to Christianson PLLP, Attention: Christina Boike, at 302 SW 5th Street, Willmar, MN 56201.

▪	By fax to Christianson PLLP, Attention: Christina Boike, at (320) 235-5962.

If you sign and return the proxy card without specifying any choices, your membership units will be voted FOR the incumbent governor nominees.

▪	In person at the 2020 annual meeting. All members may vote in person at the 2020 annual meeting.

Q. What am I voting on?

A: Members will vote on one proposal at the 2020 annual meeting: the election of one governor. Michael Kunerth, the incumbent governor, has been nominated by the nomination and governance committee for re-election at the 2020 annual meeting.  Detailed information on Mr. Kunerth is provided below at “SECTION II - PROPOSAL TO BE VOTED ON,  Election of  One Governor.” The board of governors believes the nominee is well qualified to serve as a governor of the Company and recommends a vote FOR Mr. Kunerth.

As stated above, any appointing member, and such appointing members’ affiliates, are not entitled to vote for the election of any governors.  Therefore,  Project Viking, the only member entitled to appoint governors under our member control agreement, and its parent and affiliate, Granite Falls Energy, are not entitled to vote for the election of governors.

As of the mailing date of this proxy statement, the Board is not aware of any matters, other than those set forth above, that may be presented for action at the 2020 annual meeting. If other matters are properly presented, including voting to adjourn or postpone the annual meeting to solicit additional proxies with respect to any proposal or for any other reason, the persons named as proxies will vote in accordance with the member’s directions.

Q:What are the voting requirements for the proposal?

A:The nominee for governor will be elected if such nominee receives an affirmative vote of the members holding at least a majority of the units present, in person or by proxy, at the 2020 annual meeting.  The nominee receiving the greatest number of votes will be elected governor; provided, however, that the nominee must receive an affirmative vote of members holding at least a majority of the units present, in person or by proxy, at the 2020 annual meeting (excluding units controlled by Granite Falls Energy and its affiliates).    You may vote “FOR” or “WITHHOLD/ABSTAIN” with respect to the nominee. Members are not entitled to cumulate their voting power for the election of governors.

A  “WITHHOLD/AGAINST” vote with respect to any nominee will be counted for purposes of determining whether there is a quorum and will have the same effect as a vote against the nominee.

Q:What can I do if I change my mind after I submit my proxy?

A:You may revoke your proxy by:

•	Voting in person at the 2020 annual meeting; or

•	Giving written notice of revocation that is received by Christianson PLLP by 5:00 p.m. on Tuesday, March 17, 2020.

•	Giving written notice of the revocation to Stacie Schuler, the Company’s Chief Financial Officer (“CFO”) or her designee(s), at the commencement of the 2020 annual meeting.

Simply attending the 2020 annual meeting will not revoke your proxy; you must revoke your proxy one of the ways described above. If you would like to change your vote, you may do so by revoking your proxy and then voting in person or by proxy as described in the immediately preceding question.

Q:What happens if I mark too few or too many boxes on the proxy card?

A:If you do not mark any choices on the proxy card, then the proxies will vote your units FOR Mr. Kunerth, the incumbent governor nominee. If you mark contradicting choices on the proxy card, such as both FOR and WITHHOLD/ABSTAIN for a nominee, your votes will not be counted with respect to the governor candidate.

If any other matters are properly presented to the 2020 annual meeting for action, including voting to adjourn or postpone the annual meeting to solicit additional proxies with respect to any proposal or for any other reason, the proxy will vote the proxy cards in accordance with members’ directions therein.  As provided on the proxy card, a member may grant discretionary authority to the proxies to vote on such matters in accordance with their best judgment.

Q: How will a quorum be established the 2020 annual meeting?

A:To transact any business at the 2020 annual meeting, we must have a quorum of members present at the meeting.  A majority in interest of members, represented in person or by proxy, constitutes a quorum necessary for the transaction of business at the 2020 annual meeting. “Majority in interest” means members holding more than 50% of the units then held by all members.

Because there is an aggregate total of 77,896,119 units held by members (which excludes units held by non-member unit holders), quorum for the 2020 annual meeting requires that 38,948,060 units be represented at the meeting in person or by proxy.  If you submit a properly executed proxy, then you will be considered part of the quorum even if you are not physically present at the meeting.

Q. Do I have dissenters’ rights to any matter acted upon during the 2020 annual meeting?

A: No. Neither the election of governors, nor the advisory vote on executive compensation, is a circumstance in which the Minnesota Limited Liability Company Act or the Company's member control agreement provides members with dissenters' rights.

Neither the Company’s member control agreement nor the Minnesota Revised Uniform Limited Liability Company Act provides for any dissenters’ rights for our members.

Q:Who will count the vote?

A:The Company has hired the accounting firm of Christianson PLLP to count the votes.

Q:How do I nominate a candidate for election as a governor or make a proposal for next year’s annual meeting?

A:This question is answered in the section of this proxy statement entitled “SECTION III - REQUIRED INFORMATION; Member Proposals for the 2021 Annual Meeting.”

Q:Who is paying for this proxy solicitation?

A:The entire cost of this proxy solicitation will be borne by the Company.  The cost will include the cost of supplying necessary additional copies of the solicitation material for beneficial owners of membership units held of record by brokers, dealers, banks and voting trustees and their nominees and, upon request, the reasonable expenses of such record holders for completing the mailing of such material and report to such beneficial owners.

Q:How can I find out results of the voting at the 2020 annual meeting?

A:Preliminary voting results will be announced at the 2020 annual meeting.  In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the 2020 annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements that involve future events, our future performance and our expected future operations and actions.  In some cases you can identify forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “expect,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions.  These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those described in this proxy statement and our other Securities and Exchange Commission filings.

Our actual results or actions could and likely will differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in this proxy statement.  We are not under any duty to update the forward-looking statements contained in this proxy statement.  We cannot guarantee future results, levels of activity, performance or achievements.  We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this proxy statement.  You should read this proxy statement and the documents that we reference in this proxy statement, completely and with the understanding that our actual future results may be materially different from what we currently expect.  We qualify all of our forward-looking statements by these cautionary statements.

SECTION II - PROPOSAL TO BE VOTED UPON

ELECTION OF ONE GOVERNOR

Our Board consists of nine elected governors, which includes four elected governors and five appointed governors.  In addition, we have three alternate governors to our Board—one alternate to our elected governors and two alternates to the appointed governors. The alternate to our elected governors is appointed collectively by our elected governors.  The alternate governors to the appointed governors are appointed by the appointing member. Additional information regarding our Board and our continuing governors is set forth below under the sections entitled “SECTION III - REQUIRED INFORMATION, Board of Governors and Company Governance.”

Under our member control agreement, the elected governors’ terms (other than the alternate to the elected governors) are staggered such that so that one-third of the governors (or as nearly as possible) are elected by the members at each annual meeting.    Our elected governor nominees are nominated by the elected members of the Board, following consideration by our Board’s nominating committee, and then elected by our members.

Upon the recommendation of the nomination and governance committee, the Board has nominated Michael Kunerth,  an incumbent governor, for election.  The Board has determined that Mr. Kunerth is qualified to serve as a governor and has indicated his willingness to serve as a governor if elected. The Board recommends a vote FOR re-election of Mr. Kunerth at the 2020 annual meeting.

Under the member control agreement, appointing members, and such appointing member’s affiliates, are not entitled to vote for the election of governors.  As of the record date, Granite Falls Energy, as a result of its 100% ownership of Project Viking, is the Company’s sole appointing member and has appointed five governors to the board of governors pursuant to this right.  Accordingly, Granite Falls Energy (and Project Viking) is not entitled to vote for the election of a governor.  Detailed information regarding the governors appointed by Granite Falls Energy is provided below under “SECTION III - REQUIRED INFORMATION, Board of Governors and Company Governance.”

Except for the appointment right described above, we know of no arrangements or understandings between a governor or nominee and any other person pursuant to which he has been selected as a governor or nominee. There is no family relationship between any of the nominees, our governors or our executive officers.

Information Regarding the Nominee

Set forth below is certain information with respect to the nominees for governor, including the business experience and the experiences, qualifications, attributes or skills, our Board believes qualifies these individuals to serve as governors. Biographical information for non-nominee governors whose terms continue beyond the 2020 annual meeting may be found below at “SECTION III - REQUIRED INFORMATION, Board of Governors and Company Governance - Biographical Information for Governors Continuing in Office”.

Michael Kunerth, Age 52 - Incumbent Governor Nominee. Mr. Kunerth has served as a governor of the Company since our inception.  He has operated a corn and soybean farm near Brewster, Minnesota since 1990. Since 1992, Mr. Kunerth has also operated a retail seed and service business specializing in seed and precision agricultural equipment. From 1994 to 2008, Mr. Kunerth also served as the Clerk of Graham Lakes Township. In 2019, Mr. Kunerth was selected through the American Soybean Association as a young leader and resumes a board seat on the Minnesota Soybean Growers.  He also holds a B.S. degree in business management from St. John’s University, Collegeville, Minnesota. Mr. Kunerth was an original member of our founding Board and formerly served as treasurer. Mr. Kunerth serves as the Secretary of the Board, and is a member of the audit committee for the Company and past chair of the audit committee.  He also serves on the Company’s executive committee and compensation committee. Mr. Kunerth was selected as a nominee based on his agriculture and business experience and first-hand knowledge of the Company’s history and business.

Mr. Kunerth is not an “independent director” under the NASDAQ Capital Market standards (though our units are not listed on any exchange or quotation system) because he sold a significant amount of grain to us in fiscal year 2019 as discussed below under the section titled “SECTION III - REQUIRED INFORMATION; Certain Relationships and Related Party Transactions”.

Mr. Kunerth does not serve as a director of any other company having a class of securities registered under Section 12 of the Exchange Act, or subject to Section 15(d) of the Exchange Act, nor does he serve as a director of an investment company registered under the Investment Company Act of 1940, as amended.

Effect of Your Proxy

There is one nominee and one open seat for governor.  Therefore, you may only mark one voting choice with respect to each nominee, either “FOR” or “WITHHOLD/ABSTAIN.”  If you mark “WITHHOLD/ABSTAIN,” it has the same effect as a vote against that nominee.  If you simply sign and submit your proxy without voting instructions, your units will be voted “FOR” for Mr. Kunerth, the incumbent nominee for governor. If you mark contradicting choices on your proxy card such as both “FOR” and “WITHHOLD/ABSTAIN” for a nominee, your votes will not be counted with respect to that nominee. FOR EACH PROPERLY EXECUTED PROXY CARD WHERE THE MEMBER DOES NOT MARK ANY CHOICES FOR GOVERNOR, THE PROXIES WILL VOTE FOR THE INCUMBENT GOVERNOR NOMINEE MICHAEL KUNERTH.

 If at the time of the 2020 annual meeting,  a nominee is unable or declines to serve, the proxies will vote for the election of such substitute nominee as the elected governors of the Board may recommend. Our Board has no reason to believe that any substitute nominee(s) will be required.

Required Vote and Board Recommendation

Under our member control agreement, the nominee for governor will be elected if such nominee receives an affirmative vote of the members holding at least a majority of the units present, in person or by proxy, at the 2020 annual meeting. Members are not entitled to cumulate their voting power for the election of governors.

Any member who is entitled to appoint one or more governors pursuant to Section 5.3(a)(iv) of our member control agreement, and such appointing member’s affiliates, are not entitled to vote for the election of governors.  Project Viking, a wholly-owned subsidiary of Granite Falls Energy, is the only appointing member of the Company. Accordingly, the 39,420,949 units directly and indirectly (through Project Viking) held by Granite Falls Energy are excluded in determining the outcome of the vote for the election of governors.

The board believes the nominee is well qualified to serve as a governor of the Company.  THE BOARD RECOMMENDS A VOTE FOR THE INCUMBENT GOVERNOR MICHAEL KUNERTH.

SECTION III - REQUIRED INFORMATION

SECURITY OWNERSHIP OF GOVERNORS, NOMINEES, EXECUTIVE OFFICERS

AND CERTAIN BENEFICIAL OWNERS

The following table provides certain information as of February 21,  2020, with respect to the unit ownership of: (i) those persons or groups (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) who beneficially own more than beneficial owners owning or holding 5% or more of our outstanding units; (ii) each governor of the Company, (iii) each named executive officer of the Company (as defined in the “Summary Compensation Table” below); and (iv) all officers, governors, and nominees, as a group.  Except as noted below, the persons listed below possess sole voting and investment power over their respective units. No family relationships exist among our governors and executive officers.

Title of Class	Name and Address of Beneficial Owner (1)	Position with the Company	Amount and Nature of Beneficial Ownership (2)		Percent of Class(3)	Percent of All Classes(3)
Class A Units	Dean Buesing	Appointed Governor	—	Units	—%	—%
Class A Units	Steve Christensen	Chief Executive Officer & General Manager	—	Units	—%	—%
Class A Units	Paul Enstad	Appointed Governor & Chairman	—	Units	—%	—%
Class A Units	Robert Ferguson(4)	Elected Governor	296,250	Units	* %	* %
Class A Units	Marten Goulet	Appointed Governor	—	Units	—%	—%
Class A Units	Kenton Johnson	Appointed Governor	—	Units	—%	—%
Class A Units	Michael Kunerth(5)	Elected Governor & Secretary	977,000	Units	1.55%	1.25%
Class A Units	Sherry Jean Larson	Alternate Appointed Governor	—	Units	—%	—%
Class A Units	Jeremy Janssen(7)	Alternate Elected Governor	43,000	Units	* %	* %
Class A Units	Bruce LaVigne	Alternate Appointed Governor	—	Units	—%	—%
Class A Units	Doug Schmitz(8)	Elected Governor	2,017,524	Units	3.21%	2.59%
Class A Units	Stacie Schuler	Chief Financial Officer	—	Units	—%	—%
Class A Units	Rodney Wilkison	Appointed Governor & Vice Chairman	—	Units	—%	—%
Class A Units	Dave Woestehoff(9)	Elected Governor	3,239,846	Units	5.15%	4.16%
All Governors, Officers and Nominees as a Group:			6,573,620	Units	10.45%	8.44%

Other Members Owning or Holding 5% or More of Our Outstanding Units:
Class A Units	Granite Falls Energy(10)		24,475,824	Units	38.89%	31.41%
Class B Units	Granite Falls Energy(10)		15,000,000	Units	100.00%	19.25%
All Classes	Granite Falls Energy(10)		39,475,824	Units		50.65%

* Indicates less than 1% ownership.

(1) The address for all governors, nominee and named executive officers is the Company’s principal executive offices located at 91246 390th Avenue, Heron Lake, Minnesota 56137.  The address for Granite Falls Energy, LLC is 15045 Highway 23 SE, Granite Falls, Minnesota 56241.

(2)In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table, of any units if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined.  As used herein, “voting power” is the power to vote or direct the voting of units and “investment power” is the power to dispose or direct the disposition of units, and includes all units held directly as well as by spouses and minor children, in trust and other indirect ownership, over which units the named individuals effectively exercise sole or shared voting or investment power.

(3)The percentages in the table are based on 77,932,107 units of the Company issued and outstanding as of February 21,  2020, consisting of 62,932,107 Class A units and 15,000,000 Class B units.

(4)Includes 148,125 Class A Units owned by Mr. Ferguson and 148,125 Class A Units owned by Mr. Ferguson’s spouse.

(5)Includes 11,000 Class A Units owned by Mr. Kunerth,  483,000 Class A Units owned by the Dawn Kunerth and Michael Kunerth Trust dated July 18, 2006 and 483,000 Class A Units owned by the Michael Kunerth Trust dated July 18, 2006. Mr. Kunerth and his spouse are trustees of each of these trusts.

(6)All Units were owned jointly by Mr. McKeown and his spouse. Subsequent to the passing of Mr. McKeown, his spouse became the owner of the previously jointly owned Units.

(7)All Units are owned jointly by Mr. Janssen and his spouse.

(8)Includes 982,500 Class A Units owned by Doug Schmitz, 8,092 Class A Units owned by Mr. Schmitz and his spouse, 44,432 Class A Units owned by Mr. Schmitz’s spouse, and 982,500 Class A Units owned by Schmitz Grain Inc., which is controlled by Doug Schmitz.

(9)All Units are owned jointly by Mr. Woestehoff and his spouse.

(10)Each of Messrs. Buesing, Enstad, Goulet, Johnson, and Wilkison were appointed to our board by Granite Falls Energy, and each serves as a governor on the board of governors of Granite Falls Energy. Additionally, each of Ms. Larson and Mr. LaVigne were designated as alternates to the appointed governors by Granite Falls Energy and are available to serve in the absence of an appointed governor. However, each of Mr. Buesing, Mr. Enstad, Mr. Goulet, Mr. Johnson, Mr. Wilkison, Ms. Larson, and Mr. LaVigne disclaim any beneficial ownership of the securities indicated, and the reporting herein of such securities shall not be construed as an admission that any of the foregoing is the beneficial owner thereof for purposes of Section 16 or for any other purpose.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), requires our officers and governors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”).  Officers, governors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  The Company is required to disclose in this Proxy Statement any failure to file or late filings of such reports with respect to the most recent fiscal year.

Based solely upon a review of copies of forms furnished to the Company or written representations from certain reporting persons that no Form 5s were required for such covered persons, we believe that all Section 16(a) filing requirements applicable to each covered person were satisfied during the 2019 fiscal year.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except as disclosed below or “Compensation Of Governors” and “Compensation Of Executive Officers,” we have not entered into any transaction since the beginning of fiscal year 2019 and there are no currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.  The term “related person” as defined in Item 404(a) of Regulation S-K refers to our directors, executive officers, holders of more than 5% of our outstanding units and the immediate family members of any of those persons.  No direct family relationships exist between any of the governors of the Board, officers, or key employees of the Company.

Corn Transactions

In the ordinary course of business, we regularly enter into transactions to buy grain. From time to time, we may buy grain from related persons on the same basis as we buy grain from unrelated parties. For the fiscal year ended October 31, 2019, we purchased approximately $11.5 million of corn from board members, consisting of approximately $258,000 from Robert Ferguson, approximately $42,000 from Michael Kunerth, and approximately $11.2 million in grain from Schmitz Grain, Inc., which is controlled by our governor Doug Schmitz.

Management Services Agreement with Granite Falls Energy

On July 31, 2013, we entered into a management services agreement with Granite Falls Energy for the purpose of sharing certain management employees. The management services agreement automatically renews for successive one-year terms unless and until the Company or Granite Falls Energy gives the other party 90 days’ written notice of termination prior to expiration of the initial term or the start of a renewal term. The management services agreement may also be terminated by either party for cause under certain circumstances.

Under the management services agreement, Granite Falls Energy supplies its personnel to act as part-time officers and managers of the Company for the positions of chief executive officer, chief financial officer, and risk manager. In return, we pay Granite Falls Energy 50% of the total salary, bonuses and other expenses and costs (including all benefits and tax contributions) incurred by Granite Falls Energy for the three management positions, paid on an estimated monthly basis with a “true-up” following the close of Granite Falls Energy’s fiscal year.  Granite Falls Energy is responsible for and agreed to directly pay salary, wages, and/or benefits to the persons providing management services under the management services agreement. The total costs that the Company incurred under the management services agreement for fiscal year 2019 was approximately $438,000.

Review and Approval of the Transactions with Project Viking and Granite Falls Energy

The transactions and agreements with Granite Falls Energy described above, were reviewed and approved by a Special Committee of the board of governors. The Special Committee was comprised of Robert J. Ferguson, Doug Schmitz, David J. Woestehoff, Michael S. Kunerth and Milton J. McKeown. The governors serving on the Special Committee had no personal interest in the transactions contemplated by the management services agreement or related transactions. The governors serving on the Special Committee also were not affiliated with Granite Falls Energy or Project Viking or any of their respective affiliates.

Natural Gas Local Distribution Company Management Agreement between Agrinatural Gas, LLC and Granite Falls Energy

On February 3, 2020, our wholly owned subsidiary, Agrinatural Gas, LLC (“Agrinatural”) entered into a natural gas local distribution company management agreement with Granite Falls Energy for, among other purposes, the purpose of sharing certain management employees. The agreement automatically renews for successive one-year terms unless and until Agrinatural or Granite Falls Energy gives the other party 30 days’ written notice of termination prior to expiration of the initial term or the start of a renewal term. The agreement may also be terminated by either party for cause under certain circumstances.

Under the agreement, Granite Falls Energy supplies its personnel to act as part-time officers of Agrinatural for the positions of chief executive officer and chief financial officer. In return, Agrinatural pays Granite Falls Energy $9,000 per month, excluding fees for third-party services, paid on the tenth business day of the month in which invoiced. Granite Falls Energy is responsible for and agreed to directly pay salary, wages, and/or benefits to the persons providing management services under the agreement.

Review and Approval of the Transactions between Agrinatural Gas, LLC and Granite Falls Energy

The transactions and agreements between Agrinatural and Granite Falls Energy described above, were reviewed and recommended for approval by a Special Committee of the board of governors of Agrinatural. Such transactions and agreements were ultimately approved by the board of governors of Agrinatural. The Special Committee was comprised of Scott Dubbelde and Robert Schlenner. The persons serving on the Special Committee were neutral and were neither members of the board of governors of Agrinatural or the board of governors of Granite Falls Energy.

Process for Review, Approval or Ratification of Transactions with Related Persons

The charter of our audit committee provides that the audit committee is responsible for reviewing and approving the terms and conditions of all of transactions that we enter into in which an officer, governor or any member holding greater than 5% or any affiliate of these persons has a direct or indirect material interest. Our Code of Business Conduct and Ethics, which is applicable to all of our employees and governors, also prohibits our employees, including our executive officers, and our governors from engaging in conflict of interest transactions. Requests for waivers by our executive officers and governors from the provisions of, or requests for consents by our executive officers and governors under, our Code of Business Conduct and Ethics must be made to the audit committee.

In addition, in December 2007, we adopted a formal related person transaction approval policy, which sets forth our policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the SEC. Our policy applies to any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our company is a participant and in which a related person has a direct or indirect interest. Through the policy, the audit committee has also identified and pre-approved certain transactions with related persons, including:

•	employment and compensation of our executive officers or governor compensation, if required to be reported in under the disclosure requirements of the SEC;

•	payment of ordinary expenses and business reimbursements;

•

transactions with another company in which the related party’s only relationship is as a non-executive officer, employee, governor/director or beneficial owner of less than 10% of the other company’s voting equity and in which the dollar amount does not exceed the greater of $100,000 or 2% of the other company’s total revenues;

•

any transaction with another company controlled by a related party or with a related party for the purchase by us of corn where (A) the amount of corn sold in the transaction does not exceed 200,000 bushels; (B) the contract for delivery of the corn specifies a delivery date of not more than sixty (60) days from the date of the contract; (C) the price per bushel is fixed at the time of the contract; and (D) where the amount paid per bushel or other material terms of the transaction are based on consideration or criteria generally applicable to other sellers of corn of a like quality and quantity, given the conditions of the grain markets at the time of sale;

•

charitable contributions in which the dollar amount does not exceed $100,000 or 2% of the charitable organization’s receipts if the related party’s only relationship is as a non-executive officer, employee or a governor/director;

•	payments made under our Articles of Organization, member control agreement, insurance policies or other agreements relating to indemnification;

•	transactions in which our members receive proportional benefits; and

•	transactions that involve competitive bid, banking transactions and transactions where the terms of which are regulated by law or governmental authority.

The audit committee must approve any related person transaction subject to this policy before commencement of the related party transaction. If pre-approval is not feasible, the audit committee may ratify, amend or terminate the related person transaction. The audit committee will analyze the following factors, in addition to any other factors the Committee deems appropriate, in determining whether to approve a related party transaction:

•	whether the terms are fair to us;

•	whether the terms of the related party transaction are no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;

•	whether the related party transaction is material to us;

•	the role the related party has played in arranging the transaction;

•	the structure of the related party transaction;

•	the interests of all related parties in the transaction;

•	the extent of the related party’s interest in the transaction; and

•	whether the transaction would require a waiver of our Code of Business Conduct and Ethics.

The audit committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our company and the related person taking such precautionary actions, as the audit committees deems appropriate.

BOARD OF GOVERNORS AND COMPANY GOVERNANCE

Board Leadership Structure

The Company is managed by a chief executive officer that is separate from the chairman of the Board. Steve Christensen is our chief executive officer, while Paul Enstad is the chairman of the Board. Our chief executive officer is employed by Granite Falls Energy and is provided on a part-time basis to the Company pursuant to our management services agreement with Granite Falls Energy.

Separation of the two offices is not mandated by the Company’s member control agreement or our corporate governance guidelines and policies. However, we have determined the current separation of the two roles allow our chief executive officer to manage our day-to-day operations while allowing our chairman to focus on leading our Board in its duty to act in our best interests and those of the members. We believe this leadership structure allows our Board to best focus on its oversight role, providing us a perspective that is independent from that of our management and creating create checks and balances on the executive officers of the Company.

Our Board reserves the right to determine the appropriate leadership structure from time to time.

Board’s Role In Risk Oversight

Although management is responsible for the day-to-day management of risks to the Company, our full Board is actively involved in providing broad oversight of the Company’s risk management programs.  In this oversight role, our Board is responsible for satisfying itself that the risk management processes designed and implemented by the Company’s management are functioning and that the systems and processes in place will bring to its attention the material risks facing the Company in order to permit the Board to effectively oversee the management of these risks. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of our full board in the risk oversight process allows our Board to assess management’s appetite for risk and also determine what constitutes an appropriate level of risk for the Company. Our Board regularly includes agenda items at its meetings relating to its risk oversight role and meets with various members of management on a range of topics, including commodity price risk management, corporate governance and regulatory obligations, operations and significant transactions, business continuity planning, succession planning, risk management, insurance, pending and threatened litigation and significant commercial disputes.

While our Board provides broad oversight of the Company’s risk management processes, various committees of the Board oversee risk management in their respective areas and regularly report on their activities to our Board.  Principally, the risk management committee assists our Board in identifying and quantifying methods of mitigating or eliminating risk, principally those relating to commodity prices. Our audit committee focuses on assessing and mitigating financial risk, including internal controls over financial reporting. Our three-member executive board, functioning as our Compensation Committee, oversees risks and relevant risk controls related to the Company’s compensation policies, programs and procedures, including the incentives they create, to encourage a level of risk-taking behavior consistent with the Company’s business strategy.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure provides appropriate checks and balances against undue risk taking.

Governors

Our current Board consists of nine governors, including five appointed governors and four elected governors.  Under our current member control agreement, the governors’ terms are staggered such that three governors are up for election every year.  Nominees for governor are nominated by our Board, following consideration by our Board’s nominating committee, and then elected by our members.

Under Section 5.3(a)(iv) of the member control agreement, any member who, together with such member’s affiliates, holds 9% or more of the units outstanding is entitled to appoint one governor to the Board for every 9% of units held, up to the right to appoint a maximum of four governors by any member who, together with such member’s affiliates, holds 36% or more of the units outstanding but less than a majority of the units outstanding. No member who, together with such member’s affiliates, holds 45% or more of the units outstanding but less than a majority of the units outstanding is entitled to appoint a majority of the governors to the Board, notwithstanding the fact that such member together with such member’s affiliates owns 45% or more but less than a majority of the units outstanding. Any member who, together with such member’s affiliates, holds a majority of the units outstanding is entitled to appoint a majority of the governors (five governors) to the Board. An appointed governor serves indefinitely at the pleasure of the member appointing him or her (so long as such member and its affiliates continue to hold a sufficient number of units to maintain the applicable appointment right) until a successor is appointed, or until the earlier death, resignation or removal of the appointed governor.

Project Viking, a wholly owned subsidiary of Granite Falls Energy, is the only member entitled to appoint governors under Section 5.3(a)(iv) of our member control agreement. Granite Falls Energy directly owns 54,875 units and indirectly, through Project Viking, controls 39,420,949 units, for aggregate beneficial ownership of approximately 50.7% of our issued and outstanding units.  Accordingly, Granite Falls Energy (through Project Viking) has the right to appoint a majority of the Company’s Board and has appointed the following five governors: Dean Buesing, Paul Enstad, Marten Goulet, Kenton Johnson, and Rodney Wilkison.

In addition to our appointed and elected governors, our Board includes three alternate governors. Two of these alternates serve as available replacements to the appointed governors and are designated by Granite Falls Energy. One of the alternate governors serves as an available replacement to the elected governors and is designated by the elected governors of the Board. The alternate governors are entitled to attend and participate in all meeting of the Board, but are only entitled to vote at a Board meeting at which an appointed governor or elected governor for which the alternate is serving is absent. The alternates to the appointed governors designated by Granite Falls Energy (through Project Viking) are Sherry Jean Larson and Bruce LaVigne.  The alternate to the elected governors selected by the elected governors is Jeremy Janssen.

The chart below lists the governors whose terms continue after the 2020 annual meeting and the incumbent governor nominee whose term expires at the 2020 annual meeting.  The address for all governors is 91246 390th Avenue, Heron Lake, Minnesota 56137.

Name	Age	Position with the Company	Year First Became a Governor	Term Expires
Paul Enstad	60	Appointed Governor & Chairman	2013	*
Rodney Wilkison	65	Appointed Governor & Vice Chairman	2013	*
Michael Kunerth	52	Elected Governor & Secretary	2001	2020
Robert Ferguson	71	Elected Governor	2001	2022
Doug Schmitz	58	Elected Governor	2001	2021
David Woestehoff	50	Elected Governor	2001	2021
Dean Buesing	67	Appointed Governor	2009	*
Marten Goulet	40	Appointed Governor	2013	*
Kenton Johnson	31	Appointed Governor	2013	*
Jeremy Janssen	40	Alternate Elected Governor	2018	+
Sherry Jean Larson	44	Alternate Appointed Governor	2019	*
Bruce LaVigne	69	Alternate Appointed Governor	2017	*

* Appointed by Granite Falls Energy.  The appointed governors’ terms do not have a specified number of years, as these governors are appointed by Granite Falls Energy as discussed above.

+ Pursuant to our member control agreement,  Mr. Janssen was appointed to serve as an alternate elected governor for a one-year term by majority vote of our elected governors.

Except for Mr. Enstad, Mr. Goulet, Mr. Wilkison, Mr. Buesing, Mr. Johnson, Ms. Larson, and Mr. LaVigne, none of the governors listed above currently serve on the board of directors of any other company having a class of securities registered under Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act, nor have any of our directors served as directors of an investment company registered under the Investment Company Act.  Each of Mr. Enstad, Mr. Goulet, Mr. Wilkison, Mr. Buesing, Mr. Johnson, Ms. Larson, and Mr. LaVigne also serve on the board of governors of Granite Falls Energy, which directly and indirectly (through Project Viking, its wholly owned subsidiary) owns approximately 50.7% of the Company. Granite Falls Energy is a publicly reporting company.

Biographical Information for Governors Continuing in Office

Set forth below is certain information with respect to our governors whose terms continue after the 2020 annual meeting, including the business experience and the experiences, qualifications, attributes or skills, our Board believes qualifies these individuals to serve as governors. Biographical information for Mr. Kunerth, the incumbent governor nominee whose term expires at the 2020 annual meeting, may be found above at “SECTION II - PROPOSAL TO BE VOTED UPON, Election of Governors - Information Regarding Nominees”.

Paul Enstad - Appointed Governor and Chairman of the Board of Governors. Mr. Enstad was appointed as a governor by Granite Falls Energy effective July 31, 2013. Mr. Enstad has been farming corn and soybeans near Granite Falls, Minnesota since 1978. He served on the board of directors of Farmers Cooperative Elevator Company, a member of the Company, from 1996 to 2011. From September 2013 until March 2018, he served as one of the Company’s appointed managers to the board of managers of Agrinatural. Mr. Enstad also serves as chairman and as a governor of Granite Falls Energy.  The Board believes Mr. Enstad’s business experience, experience in board and leadership roles, and his knowledge of the ethanol industry provides the Board with valuable perspective.

Rodney Wilkison - Appointed Governor and Vice Chairman of the Board of Governors. Mr. Wilkison was appointed as a governor by Granite Falls Energy effective July 31, 2013. Since 1985, Mr. Wilkison has been the owner and chief executive officer of Wilkison Consulting Service, which provides financial consulting, tax preparation, and monthly accounting services for farmers and small businesses. Prior to starting his consulting business, Mr. Wilkison worked for two different banks for over eleven years. Mr. Wilkison graduated from Pipestone Area Vocational Technical Institute with a degree in agricultural banking and is certified by the Minnesota Department of Agriculture as a Farm Business Management Instructor.  Mr. Wilkison also serves as vice-chairman and as a governor of Granite Falls Energy. Mr. Wilkison is a member of and serves as the chairman of the audit committees for the Company and Granite Falls Energy. The Board believes Mr. Wilkison provides the Board with critical financial and accounting acumen, in addition to qualifying as an audit committee financial expert.

Robert Ferguson -  Elected Governor. Mr. Ferguson has served as a governor of the Company since our inception. Since 1972, Mr. Ferguson has farmed near Heron Lake, Minnesota. Mr. Ferguson was formerly a Jackson County Commissioner and served on the Jackson County Planning and Zoning board and the Prairieland Economic Development board. In addition, Mr. Ferguson is a former President of Heron Lake Development Corporation. He is a member of the Jackson County Corn and Soybean Associations, and a former member of the Heron Lake/Okabena Community Club. Mr. Ferguson attended Worthington Community College to pursue his associate of arts degree in business administration but just after graduation was drafted by the U.S. Army to serve in the Vietnam War. Mr. Ferguson was an original member of the Company’s founding Board and formerly served as the Company’s president and chief executive officer. Mr. Ferguson also served as one of the Company’s appointed managers to the board of managers of Agrinatural from 2011 through March 2018.  Due to his former leadership as the Company’s chief executive officer, Mr. Ferguson has a significant depth of understanding of the Company’s operations.

Doug Schmitz - Elected Governor. Mr. Schmitz has served on our Board since our inception. He attended Willmar Community College in Willmar, Minnesota, and majored in ag business. Mr. Schmitz is a third-generation farmer who has been farming with his brother since 1988. In addition to agriculture, Mr. Schmitz owns and operates Schmitz Grain, Inc., which was purchased from his father in 1991. Schmitz Grain has three locations in southwestern Minnesota and provides services to area farmers in grain merchandising, custom drying, feed sales, seed sales, and fertilizer and chemical application. He also currently serves on the board of United Ag Resources of Slayton, Minnesota. Mr. Schmitz is an important resource to the Board due to his prior experience with the Company along with his experience in commodities and agribusiness knowledge.

David Woestehoff - Elected Governor. Mr. Woestehoff has served on our Board since our inception. He operates grain farming operations in Belle Plaine, Minnesota and Arlington, South Dakota. Mr. Woestehoff is also the founder and 100% owner of Brewery Hill Grain Company, which operates an independent grain elevator in Le Sueur, Minnesota. In 2009, Mr. Woestehoff became president, chief executive officer, and majority shareholder of Minnesota Valley Grain Company, LLC, which operates commercial grain elevators in LeCenter, LeSueur, Montgomery and Webster, Minnesota.  Mr. Woestehoff also serves as the treasurer for Emanuel Lutheran Church in Hamburg, Minnesota and on the board of directors for the Mayer Lutheran High School Foundation. Mr. Woestehoff graduated from the University of Wisconsin in 1990 with a bachelor’s degree in agricultural business and minors in economics and animal science. Mr. Woestehoff was an original member of our founding board of governors and formerly served as our board president. He also served as one of the Company’s appointed managers to the board of managers of Agrinatural from 2011 through March 2017.  Mr. Woestehoff is an important resource to the Board due to his prior experience with the Company along with his experience in commodities and agribusiness knowledge.

Jeremy Janssen - Alternate Elected Governor. Mr. Janssen was appointed as an alternate governor by the Board effective July 19, 2018. Since May 2011, Mr. Janssen has been employed by United Prairie Bank, serving as the Market President for its Windom and Mountain Lake, Minnesota branches since December 2014 and prior to that employed as its Vice President of business banking. Before joining United Prairie Bank, Mr. Janssen was employed for 10 years with Commercial Bank of Minnesota in Heron Lake, Minnesota. He is also the owner of Minnesota Investment Properties, LLC. He has served on various community committees including the Jackson County Revolving Loan Fund, Heron Lake Revolving Loan Fund, Heron Lake Economic Development Association and Falcon Development Corp. The Board believes that Mr. Janssen’s business and banking perspective and experience, as well as his executive leadership experience, make him a valuable member of the Board.

Dean Buesing - Appointed Governor. Mr. Buesing was appointed as a governor by Granite Falls Energy effective July 31, 2013.  Mr. Buesing has decades of experience in the agricultural industry, farming near Granite Falls since 1973, and serving as the president of Buesing Farms, Inc. since 1980, as the president of Buesing-Buesing, LLC since 2006 and as a partner in Buesing Ag Partnership since 2007. He also served as a director and planning committee member of Minnesota Corn Processors, LLC, an ethanol production facility located near Marshall, Minnesota, from 1998 until its acquisition by Archer Daniels Midland in 2002.  From 2007 to 2011, Mr. Buesing was a director and secretary of SW Energy, LLC, a development stage ethanol production facility located near McCook, Nebraska. From 1992 to 2000, he was a director and treasurer of Yellow Medicine Soybean Growers.  Mr. Buesing also serves as a governor and secretary of Granite Falls Energy.  Mr. Buesing’s board experience with other ethanol companies and grain industry experience traits make him an essential member of the Board.

Marten Goulet - Appointed Governor. Mr. Goulet was appointed as a governor by Granite Falls Energy effective July 31, 2013. Since June 2012, Mr. Goulet has been the chief financial officer of Wagner Construction, an underground utility and site development contractor based in International Falls, Minnesota with operations in Arizona, Arkansas, Colorado, Michigan, Minnesota, Montana, South Dakota, North Dakota, and Canada. Prior to joining Wagner Construction, Mr. Goulet spent eight years with Wells Fargo in the Twin Cities managing banking relationships and providing financial services to companies in the construction, manufacturing, wholesaling, and service-related industries with annual revenues of $20 million to $1 billion. Mr. Goulet received his Bachelor of Arts in finance from Bemidji State University and his M.B.A. in accounting from the University of St. Thomas in St. Paul, Minnesota.  Mr. Goulet also serves as a governor of Granite Falls Energy. Mr. Goulet is a member of the audit committee for the Company and a member of the audit committee for Granite Falls Energy.  The Board believes Mr. Goulet provides valuable insight to the Board because his business experiences, his education and financial acumen.

Kenton Johnson - Appointed Governor. In March 2014, Granite Falls Energy appointed Mr. Johnson to fill its alternate appointed seat to the Board. Previously, Mr. Johnson was appointed to our Board of Governors by Project Viking, LLC from August 30, 2011 until July 31, 2013.  Additionally, Mr. Johnson previously served as the Company’s Board secretary.  Since 2007, Mr. Johnson has raised corn and soybeans in his farming operation located south of Granite Falls, Minnesota. In August of 2009, Mr. Johnson became chief executive officer and shareholder of Prairie View Farms, Inc., a family owned and operated farming business. Since January of 2013, Mr. Johnson has served as a director on the boards of Platinum Ethanol, LLC, a 125 million gallon per year ethanol plant located in Arthur, Iowa, and of Platinum Grain, LLC, a commercial grain elevator in Anthon, Iowa. Since October 2013, he has served on the board of Bushmills Ethanol, Inc., a 60 million gallon per year ethanol facility located in Atwater, Minnesota, as an appointee of our general contractor Fagen, Inc. Since June 2015, Mr. Johnson served as a director for Ringneck Energy LLC, a start-up ethanol company which developed and constructed an 80 million gallon per year ethanol facility in Onida, South Dakota. Mr. Johnson serves as a governor of Granite Falls Energy. Mr. Johnson received his B.S. in agriculture business management from Southwest Minnesota State University. Mr. Johnson’s prior service on our Board, agriculture experience and leadership traits make him an essential member of the Board.

Sherry Jean Larson - Alternate Appointed Governor.    In March 2019, Granite Falls Energy appointed Ms. Larson to fill one of its alternate appointed seats to the Board. She is a certified public accountant and employed as the Senior Vice President & Controller for Independent Community Bankers of America (ICBA).  Her responsibilities include the preparation, organization, and ongoing analysis of all financial information pertinent to ICBA and its subsidiaries.  She was the Chief Financial Officer of Quam Construction in Willmar, MN from December 2016 to March 2018.  For the 15 years preceding, Ms. Larson was employed as a manager at Christianson & Associates, PLLP (Christianson), a public accounting firm located in Willmar, MN.  In her role as a manager at Christianson, she assisted a wide variety of clients in the agricultural and manufacturing industries, including numerous ethanol and other alternative renewable fuels clients, with her primary focus on controller services, financial forecasting, business development, and preparation of business plans.  Additionally, from October 2014 to April 2016, as part of her duties with Christianson, Ms. Larson served as the interim chief financial officer for a private ethanol production facility pursuant to a consulting services agreement between Christianson and the ethanol plant facility.  Prior to her employment with Christianson, Ms. Larson was employed as a senior accountant by Schlenner Wenner & Co. in St. Cloud, Minnesota from November 1997 to July 2001. She graduated from the University of Evansville with her bachelor’s degree in accounting and from St. Cloud State University with a master’s degree in business administration. Ms. Larson serves as an alternate to the Company’s audit committee. She also serves as a governor of Granite Falls Energy and as a member of Granite Falls Energy’s audit committee and nominating committee. Ms. Larson’s business experience, knowledge of the ethanol industry, education and financial acumen make her a valuable member of the Board.

Bruce LaVigne - Alternate Appointed Governor. In March 2017, Granite Falls Energy appointed Mr. LaVigne to fill one of its alternate appointed seats to the Board. Mr. LaVigne is currently employed by as the managing director of Red Lake Resources Ltd, an Ontario private equity mineral exploration company, since April 2010 and as chief executive officer of Secluded Properties Limited, an Ontario company that develops commercial timber and mining, since February 1989. In addition, Mr. LaVigne is also former chief executive officer of Lac Seul Airways, Ltd. (having held the position of chief executive officer from 1998 to 2011); the chief executive officer of 972974 Ontario Limited, a private equity mining and real estate company; the chairman of 1009167 Ontario Limited, a private investment holding company; and a vice president of Boundary Waters Land and Timber, a private equity Minnesota real estate development and timber production company that manages 2,800 acres of commercial timber production land in northern Minnesota. Mr. LaVigne is also an at-large governor on the board of Granite Falls Energy. Mr. LaVigne’s past leadership and current position is valuable to the Board in developing strategy and provides operational perspective.

Board of Managers of Agrinatural Gas, LLC

Beginning as of December 11, 2019, the Company holds a 100% interest in Agrinatural Gas, LLC (“Agrinatural”), through our wholly-owned subsidiary, HLBE Pipeline Company, LLC. At October 31, 2019, the Company held a 73% interest in Agrinatural. Agrinatural is a natural gas pipeline company that was formed to construct, own, and operate the natural gas pipeline that provides natural gas to the Company’s ethanol production facility and other customers through a connection with the natural gas pipeline facilities of Northern Border Pipeline Company in Cottonwood County, Minnesota.

Agrinatural is governed by a three-member board of managers. Agrinatural’s managers are appointed annually by its sole member, HLBE Pipeline Company, LLC, whose sole member is the Company. The Company selected Steve Christensen, Stacie Schuler, and Erik Baukol,  each of whose biographical information is provided below in the section entitled “Biographical Information for Executive Officers and Significant Employee.”

Prior to the Company’s acquisition of the non-controlling interest of Agrinatural in December 2019, Agrinatural was governed by a seven-member board of managers, of which the Company had the right to appoint four of such seven managers. The Company selected Brian Kletcher, Scott Dubbelde, Robert Schlenner, and Sheila Helland, each of whose biographical information is provided below, to represent the Company’s investment interest as a manager of Agrinatural. Each of the below appointees were selected based upon their business and agriculture experience.

Brian Kletscher, Age 58.  Mr. Kletscher was elected by the Board to serve as one of our appointed managers to the Agrinatural board of managers on April 20, 2017. Since November 6, 2008, Mr. Kletscher has been employed as the chief executive officer of Highwater Ethanol, LLC, an SEC-registered public reporting company. Mr. Kletscher also serves on the board of directors of Renewable Products Marketing Group and Minnesota Biofuels Association.

Scott Dubbelde, Age 58.  Mr. Dubbelde was elected by the Board to serve as one of our appointed managers to the Agrinatural board of managers on April 20, 2017.  For the past 25 years, Mr. Dubbelde has been the general manager of the Farmers Cooperative Elevator Company in Hanley Falls, Minnesota.

Robert Schlenner, Age 68.  Mr. Schlenner was elected by the Board to serve as one of our appointed managers to the Agrinatural board of managers on April 20, 2017.  He is the principal of Schlenner Agency, Inc., an insurance agency and real estate brokerage, which he has owned and managed since January 1974. Mr. Schlenner also serves as the President of Norwegian Mutual Insurance Company located in Cottonwood, Minnesota.

Sheila Helland, Age 54.  Ms. Helland was elected by the Board to serve as one of our appointed managers to the Agrinatural board of managers on April 20, 2017.  Since July 1994, she has served as the controller of Corn Plus, a 51 million gallon per year ethanol facility in Winnebago, Minnesota.

Governor Independence Standards

Our securities are not listed on a national securities exchange or in an inter-dealer quotation system that requires that a majority of the Board be independent. However, we use the independence standards set forth by the SEC and NASDAQ to evaluate the independence of our Board.

In determining independence, the Board reviews whether governors have any material relationship with the Company taking into consideration the following factors: (i) the business relationships of our directors; (ii) positions our directors hold with other companies; (iii) family relationships between our directors and other individuals involved with the Company; (iv) transactions between our directors and the Company; and (v) compensation arrangements between our directors and the Company. An independent governor must not have any material relationship with the Company, directly or indirectly as a partner, shareholder, or officer of an organization that has a relationship with the Company, or any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a governor.

The Board undertook a review of governor independence in February 2020 as to all of the governors then serving. As a result of its review, the Board affirmatively determined that Mr. Woestehoff is independent according to the “independence” definition of the NASDAQ Listing Rules.

Messrs. Enstad, Wilkison, Goulet, Buesing, and Johnson are appointed to our Board by Granite Falls Energy. Additionally, Granite Falls Energy has appointed Ms. Larson and Mr. LaVigne as its alternate appointed governors available to serve in the absence of any of the appointed governors.  Granite Falls Energy has voting and disposition control over approximately 50.7% of the Company’s units.  However, per SEC Rule 10A-3(e)(1)(ii)(B), ownership of 10% of an issuer’s securities does not create a presumption of affiliation and thus lack of independence and, based upon all other factors, the Board made the determination that each of Mr. Enstad, Mr. Wilkison, Mr. Goulet, Mr. Buesing, Mr. Johnson, Ms. Larson, and Mr. LaVigne was independent.

The Board made the determination that each of Messrs. Ferguson, Kunerth, and Schmitz are not “independent” because they sold a significant amount of grain to us in fiscal year 2019 as discussed above under the section titled “Certain Relationships and Related Transactions.” Additionally, the Board made the determination that Mr. Janssen is not “independent” because of his family member relationship with a governor who sold a significant amount of grain to us in fiscal year 2019, as discussed above under the section titled “Certain Relationships and Related Transactions.”

Code of Ethics

The Board has adopted a code of ethics that sets forth standards regarding matters such as honest and ethical conduct, compliance with the law, and full, fair, accurate, and timely disclosure in reports and documents that we file with the SEC and in other public communications.  The code of ethics applies to all of our employees, officers, and governors, including our chief executive officer, chief financial officer and risk manager.  The code of ethics is available free of charge on written request to Heron Lake BioEnergy, LLC, 91246 390th Avenue, Heron Lake, Minnesota 56137.

Committees of Our Board of Governors

During fiscal year 2019, our Board had four standing committees: the audit committee, compensation committee, nomination and governance committee, and risk management committee.

Audit Committee

The audit committee’s function is one of oversight and, in that regard, the audit committee meets with our management and independent registered public accounting firm to review and discuss our financial reporting and our controls respecting accounting. The audit committee consists of Messrs. Rodney Wilkison (Chairman), Marten Goulet, and Michael Kunerth. Sherry Jean Larson also serves as an alternate member of the audit committee.

Compensation Committee

The Board’s three-member non-employee executive committee serves as our compensation committee. The executive board is responsible for discharging the Board’s responsibilities relating to compensation of our Company’s executive officers. The executive board has the authority to approve and make recommendations to the Board with respect to the compensation of the chief executive officer of the Company and evaluates the chief executive officer’s performance in light of his goals and objectives, as determined by the executive board. The executive board consults with the chief executive officer with respect to compensation for the Company’s other executives and the chief executive officer may be present at meetings for deliberations on non-CEO executive officer compensation, but he may not vote. The executive board consists of Messrs. Paul Enstad (Chairman), Rodney Wilkison, and Michael Kunerth.

Nominating Committee

The nominating committee is responsible for identifying individuals qualified to become governors and recommending to the Board the nominees to be considered for election by members and for election by the Board to fill any vacancy or newly created governorship. The nominating committee consists of Messrs. David Woestehoff,  Doug Schmitz, Robert Ferguson, Steve Christensen,  and Lee Uldbjerg (Chairman).

Risk Management Committee

The risk management committee’s function is to assist the Board in assessing and managing the risks associated with managing our processing margin and the purchase and sale of commodities required in connection with or produced as a result of our production of ethanol. The risk management committee consists of Steve Christensen, our chief executive officer, and Eric Baukol, our risk manager.

Board and Committee Meetings and Governor Attendance

The Board generally meets once per month. The Board held thirteen regularly scheduled and special meetings during the fiscal year ended October 31, 2019.  In addition, the audit committee held four meetings, the executive board carrying out its function as a compensation committee held one meeting, the risk management committee held twelve meetings, and the nominating committee held two meetings.  Each governor attended 75% or more of the meetings of the Board and Board committees on which such governor served during fiscal year 2019.

As provided in the member control agreement, the alternate appointed and elected governors attend meetings of the Board.  If any elected governor is not available for, or during any part of, a meeting of the Board or to take action in writing in lieu of such a meeting, the alternate elected governor is entitled to act in the stead of such elected governor at such meeting, or during such part, or to take such action in writing (but only on behalf of one elected governor, if more than one is unavailable).  If any appointed governor is not available for, or during any part of, a meeting of the Board or to take action in writing in lieu of such a meeting, the alternate appointed governors are entitled to act in the stead of such appointed governors at such meeting, or during such part, or to take such action in writing (but only on behalf of two appointed governors, if more than two are unavailable).  Each alternate governor attended 75% or more of the Board meetings. During fiscal year 2019,  Jeremy Janssen participated as a voting governor in three meetings due to the absence of elected governors.

The Board does not have a policy with regard to governors’ attendance at annual meetings. Last year, all of our governors attended the Company’s annual meeting.  Due to this high attendance record, it is the view of the Board that such a policy is unnecessary.

Member Communications with Our Directors

The Board does not have a formalized process for holders of membership units to send communications to the Board.  The Board feels this is reasonable given the accessibility of our governors.  Members desiring to communicate with the Board are free to do so by contacting a governor via our website, fax, phone, or in writing to the Company’s principal office at 91246 390th Avenue, Heron Lake, Minnesota 56137.  The Company will provide a copy of each such writing to the directed governor or to all governors if directed to the Board generally.  The names of our governors are set forth above and are listed on the Company’s website at www.heronlakebioenergy.com in the “Board of Governors” section.

Audit Committee

The audit committee of the Board operates under a charter adopted by the Board.  Our audit committee charter is available on our website at www.heronlakebioenergy.com in the “Board of Governors” section. Under the charter, the audit committee must have at least three members.  The audit committee consists of three governors: Messrs. Michael Kunerth, Rodney Wilkison (chair),  Marten Goulet,  and alternate Ms. Sherry Jean Larson.

During fiscal year 2019, the audit committee met four times. Each of our audit committee members and the alternate member attended all of the audit committee meetings.

The audit committee assists the Board in fulfilling its oversight responsibility for: (1) the integrity of our financial statements and financial reporting process and our systems of internal accounting and financial controls; (2) the performance of our internal audit function; (3) the annual independent integrated audit of our consolidated financial statements and internal control over financial reporting; and (4) our compliance with legal and regulatory requirements, including our disclosure controls and procedures. The duties and responsibilities of the audit committee include the engagement of our independent registered public accounting firm and the evaluation of our accounting firm’s qualifications, independence, and performance.

The audit committee is exempt from the independence listing standards because the Company’s securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities.  However, our audit committee charter requires a majority of our committee members to be independent under the NASDAQ Listing Rules, as adopted in the Company’s Governance Guidelines. A majority of the members of our audit committee are independent under the definition provided in our audit committee charter and the definition of independence provided by NASDAQ rules 5605(a)(2) and 5605(c)(2).  Mr. Kunerth is not “independent” because he sold a significant amount of grain to us in fiscal year 2019 as discussed above under the section titled “SECTION III - REQUIRED INFORMATION; Certain Relationships and Related Party Transactions”.

All members of the committee must have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the committee must have accounting or related financial management expertise. The Board determined that the membership of the audit committee meets the requirements of its charter.

Additionally, each year the Board reviews the qualifications of each member of the audit committee for the purpose of determining whether any governor serving on the audit committee would qualify as an “audit committee financial expert” as that term is defined under the rules of the SEC. Based upon that review, the Board determined that Mr. Wilkison qualifies as an audit committee financial expert for fiscal year 2019. Mr. Wilkison’s experience as the owner and chief executive officer of Wilkison Consulting Service, which provides financial consulting, tax preparation, and monthly accounting services for farmers and small businesses, qualifies him to be the Audit Committee’s financial expert.

Audit Committee Report

The following is a report of the audit committee for the fiscal year ended October 31, 2019. The following report of the audit committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference in any such document.

The audit committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process.  The Company’s independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements to generally accepted accounting principles.

The audit committee reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the fiscal year ended October 31, 2019.

The audit committee has discussed with Boulay PLLP, its independent auditors, the matters required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communication with Audit Committee (AS16). The audit committee has received and reviewed the written disclosures and the letter to management from Boulay PLLP, as required by applicable requirements of the PCAOB, and has discussed with the independent accountants the independent accountants’ independence as required by the PCAOB and the Independence Rule 3526, Communications with Audit Committees Concerning Independence.  The audit committee has considered whether the provision of services by Boulay PLLP, not related to the audit of the financial statements referred to above and to the reviews of the interim consolidated financial statements included in the Company’s Forms 10-Q, are compatible with maintaining Boulay PLLP’s independence and concluded that the provision of such services is compatible with maintaining Boulay PLLP’s independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the Board that the audited consolidated financial statements referred to above be included in the Company’s annual report on Form 10-K for the fiscal year ended October 31, 2019.

Submitted By the Audit Committee of the Board of Governors:

Rodney Wilkison, ChairMichael S. KunerthMarten GouletSherry Jean Larson (alternate)

Independent Registered Public Accounting Firm

The audit committee selected Boulay PLLP, as independent registered public accountants for the fiscal year November 1, 2019 to October 31, 2020.  A representative of Boulay PLLP, is expected to be present at the 2020 annual meeting of members and will have an opportunity to make a statement if so desired. The representative is also expected to be available for questions from the members.

Audit Fees

The aggregate fees billed by the principal independent registered public accountants (Boulay PLLP) to the Company for the fiscal years ended October 31, 2019 and 2018 are as follows:

Category	Fiscal Year	Fees
Audit Fees(1)	2019	$155,500
	2018	$147,000
Tax Fees(2)	2019	$19,400
	2018	$18,000
All Other Fees(3)	2019	$22,400
	2018	$22,400

(1)The audit fees were incurred for the audit of the Company’s annual consolidated financial statements included within Form 10-K and review of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, as well as services in connection with other statutory and regulatory filings or engagements for the fiscal years ended October 31, 2019 and 2018.

(2)The tax fees were billed for services rendered for tax compliance. The nature of the services comprising the tax fees was for year-end tax preparation of the partnership return and associated K-1’s.

(3)The other fees were billed for services rendered for the Renewable Identification Number agreed-upon procedures as well as other financial, tax, and operational related consulting.

Prior to engagement of the principal independent registered public accountants to perform audit services for the Company, the principal accountant was pre-approved by our audit committee pursuant to Company policy requiring such approval.

One hundred percent (100%) of all audit services, audit-related services and tax-related services were pre-approved by our audit committee.

Audit Committee Pre-Approval Policies

We have adopted pre-approval policies and procedures for the audit committee that require the audit committee to pre-approve all audit and all permitted non-audit engagements and services (including the fees and terms thereof) by the independent auditors, except that the audit committee may delegate the authority to pre-approve any engagement or service less than $10,000 to one of its members, but requires that the member report such pre-approval at the next full audit committee meeting. The audit committee may not delegate its pre-approval authority for any services rendered by our independent auditors relating to internal controls. These pre-approval policies and procedures prohibit delegation of the audit committee’s responsibilities to our management. Under the policies and procedures, the audit committee may pre-approve specifically described categories of services which are expected to be conducted over the subsequent twelve months on its own volition, or upon application by management or the independent auditor.

All of the services described above for fiscal year 2019 were pre-approved by the audit committee or a member of the committee before Boulay PLLP was engaged to render the services.

Nomination And Governance Committee

The nomination and governance committee operates under a charter adopted by the Board. Our nomination and governance committee charter is available on our website at www.heronlakebioenergy.com in the “Board of Governors” section. Under the charter, the nominating committee must consist of at least four members and may not have more than one member who is not a governor of the Company. Messrs. David Woestehoff,  Robert Ferguson,  Doug Schmitz, Steve Christensen, and Lee Uldbjerg currently serve as the Company’s nominating committee. The chairperson of the nominating committee is Mr. Uldbjerg, who  is the principal of Uldbjerg Consulting LLC, a third-party consultant of the Company.

The Nominating Committee Charter provides that the Nominating Committee will (1) identifying and nominating individuals qualified to serve as governors and on committees of the Board; (2) advising the governors with respect to the Board’s composition, procedures and committees; (3) developing and recommending to the Board a set of corporate governance principles; and (4) overseeing the evaluation of the Board and the Board committees.

The nomination and governance committee is exempt from the independence listing standards because the Company’s securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities.  Nevertheless, the committee’s charter requires at least one of our committee members to be independent. The Board has determined that Messrs. Woestehoff and Uldbjerg are independent under the NASDAQ definition of independence.  Messrs. Ferguson and Schmitz are not “independent” because they each sold a significant amount of grain to us in fiscal year 2019 as discussed above under the section titled “SECTION III - REQUIRED INFORMATION; Certain Relationships and Related Party Transactions.”

The nominating committee has the authority to engage consultants, and during fiscal year 2019 engaged Uldbjerg Consulting LLC to help identify and evaluate potential governor nominees. As part of the engagement, Uldbjerg Consulting LLC agreed to provide the services of Mr. Uldbjerg as the nomination and governance committee chair and that he would attend all meetings of the Company’s nomination and governance committee and attend Board meetings as requested by our Board. In exchange for these services, we agreed to pay Uldbjerg Consulting LLC $250 per each nominating meeting attended by Mr. Uldbjerg plus travel expenses and mileage at IRS approved rates. For fiscal year 2019, we paid Uldbjerg Consulting LLC a total of approximately $291 subsequent to the end of the 2019 fiscal year for his services on our nominating committee. The nomination and governance committee held two meetings in order to nominate candidates for the 2020 annual meeting and all members of the nomination and governance committee attended at least 75% of these meetings.

Process and Criteria for Identifying and Evaluating Nominees

The nomination and governance committee believes that having governors with relevant experience in business and industry, government, finance, and other areas is beneficial to our Board.  Governors with such backgrounds provide a useful perspective on significant risks and competitive advantages and an understanding of the challenges the Company faces.

The nomination and governance committee may seek input from other Board members or senior management in identifying candidates. The nomination and governance committee will consider candidates for Board membership suggested by members, provided that member nominations for directors must be made in accordance with our member control agreement (see the section below entitled “Member Proposals for the 2021 Annual Meeting”).  All nominations must be submitted in writing along with a completed nominee questionnaire which includes the nominating member’s name and contact information, a brief description of the candidate’s business experience, civic involvement, education and such other information as the member submitting the recommendation believes is relevant to the evaluation of the candidate. We did not receive any member nominations for director for the 2020 annual meeting.

The nomination and governance committee evaluates candidates by reviewing the candidates’ biographical information and qualifications,  checking the candidates’ references and interviews with candidates. Prospective nominees are not discriminated against on the basis of age, gender, race, religion, national origin, sexual orientation, gender identity, disability or any other basis proscribed by law.

With respect to nominating existing directors, the nomination and governance committee reviews relevant information available to it, including the latest Board evaluations for such persons, if any, and assesses their continued ability and willingness to serve as a director.  The nomination and governance committee also assesses such persons’ contributions in light of the mix of skills and experience the nominating committee deems appropriate for our Board.

With respect to nominations of new governors, the nomination and governance committee will conduct a thorough search to identify candidates based upon criteria the nomination and governance committee deems appropriate and considering the mix of skills and experience necessary to complement existing Board members.

The committee has not adopted minimum qualifications that nominees must meet in order for the committee to recommend them to the Board, as the committee believes that each nominee should be evaluated based on his or her merits as an individual, taking into account our needs and the needs of the Board. The nomination and governance committee evaluates each prospective nominee against the standards and qualifications set out in our governance guidelines, including but not limited to:

•

Background, including demonstrated high personal and professional ethics and integrity; and the ability to exercise good business judgment and enhance the Board’s ability to manage and direct the affairs and business of the Company;

•

Commitment, including the willingness to devote adequate time to the work of the Board and its committees, and the ability to represent the interests of all members and not a particular interest group;

•	Board skills needs, in the context of the existing makeup of the Board, and the candidate’ s qualification as independent and qualification to serve on Board committees;
•	Diversity, in terms of knowledge, experience, skills, expertise, and other demographics which contribute to the Board’s diversity;

•	Business experience, which should reflect a broad experience at the policy-making level in business, government and/or education; and

•	Such other relevant factors, as it deems appropriate.

The nominating committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all directors or prospective nominees.

Compensation Committee

The compensation committee operates under a charter adopted by the Board. Our compensation committee charter is available on our website at www.heronlakebioenergy.com in the “Board of Governors” section.    The Board has not established a committee specifically entitled “compensation committee.” Rather, the executive board serves as the Company’s compensation committee and reports all of its activities as the “compensation committee” to the full Board.  The executive board operates under the compensation committee charter when performing its functions as a compensation committee.  The executive board carried out its function as a compensation committee during one meeting held in the fiscal year ended October 31, 2019.

Our executive board performs the same tasks usually performed by a compensation committee overseeing our compensation and employee benefit plans and practices, including any executive compensation plans, governor compensation plans and incentive compensation and equity-based plans.

The executive board is exempt from independence listing standards because our securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities.  However, the charter of the compensation committee requires majority of members of the compensation committee must satisfy the independence requirements of: (1) the NASDAQ Listing Rules, as adopted in the Company’s Governance Guidelines; (2) Section 16b-3 of the Exchange Act, if Section 16 is applicable to the Company; and (3) Section 162(m) of the Internal Revenue Code of 1986, all as amended from time to time. The Board has determined that Messrs. Enstad and Wilkison are independent under the NASDAQ definition of independence.  Mr. Kunerth is not “independent” because he sold a significant amount of grain to us in fiscal year 2019 as discussed above under the section titled “SECTION III - REQUIRED INFORMATION; Certain Relationships and Related Party Transactions.”

For additional information on the responsibilities and activities of the executive board, including the process for determining executive compensation, see the sections of this proxy statement entitled “Governor Compensation” and “Compensation Of Executive Officers.”

Compensation Committee Interlocks and Insider Participation

None of the members of the executive board is or has been an employee of the Company.  There are no interlocking relationships between our Company and other entities that might affect the determination of the compensation of our executive officers.

GOVERNOR COMPENSATION

We do not provide our governors with any equity or equity option awards, nor any non-equity incentive payments or deferred compensation.  Similarly, we do not provide our governors with any other perquisites, “gross-ups,” defined contribution plans, consulting fees, life insurance premium payments or otherwise.

Our governor compensation policy was approved by our Board in September 2013.  The current governor compensation policy provides that each governor receives a monthly stipend of $1,000 per Board meeting attended in-person plus an additional $250 per Board meeting for meeting participation whether attended in person or by conference call.  Additionally, we also pay $250 for additional meetings of greater than one-half day in length; $125 for attending meetings less than one-half day in length; and $125 for attendance at meetings by conference call.  The following amounts are also paid to governors for specified services: (i) the Chairman and Secretary of the Board are paid $500 per month, and (ii) members of the audit committee are paid $1,000 per quarter.

The following table sets forth all compensation paid or payable by the Company to our governors during the fiscal year ended October 31, 2019.  As of February 21,  2020, none of our officers had any options, warrants, or other similar rights to purchase securities of the Company.

Governor	Fees Earned or Paid in Cash ($)(1)	Additional Compensation ($)(2)	Total Compensation ($)
Paul Enstad	$21,875	$364	$22,239
Michael S. Kunerth	$25,250	$790	$26,040
Rodney Wilkison	$19,375	$526	$19,901
Dean Buesing	$15,250	$54	$15,604
Marten Goulet	$17,000	$9,450	$26,450
Robert Ferguson	$15,125	$546	$15,671
David Woestehoff	$15,500	$1,473	$16,973
Doug Schmitz	$14,000	$544	$14,544
Kenton Johnson	$15,250	$—	$15,250
Jeremy Janssen	$15,250	$587	$15,837
Bruce LaVigne	$13,750	$1,168	$14,918
Sherry Jean Larson	$9,000	$397	$9,397
Les Bergquist (Bergquist Consulting)	$8,250	$290	$8,540
Brian Kletscher(3)	$24,053	$195	$24,248
Robert Schlenner (4)	$13,713	$292	$14,005
Scott Dubbelde (5)	$21,550	$298	$21,848
Sheila Helland (6)	$20,725	$135	$20,860

(1)	Includes a monthly stipend plus fees paid based on attendance at Board and committee meetings.

(2)	Includes reimbursement for mileage and other reasonable expenses incurred in connection with services rendered to the Company and the Board.

(3)

Includes approximately $20,053 of consulting fees paid by the Company and $4,000 of fees paid by Agrinatural for attendance at Agrinatural board meetings. Other compensation includes approximately $195 mileage and expense reimbursement paid by Agrinatural.

(4)

Includes approximately $9,713 of consulting fees paid by the Company and $4,000 of fees paid by Agrinatural for attendance at Agrinatural board meetings. Other compensation includes approximately $292 mileage and expense reimbursement paid by Agrinatural.

(5)

Includes approximately $17,550 of consulting fees paid by the Company and $4,000 of fees paid by Agrinatural for attendance at Agrinatural board meetings. Other compensation includes approximately $298 mileage and expense reimbursement paid by Agrinatural.

(6)

Includes approximately $17,225 of consulting fees paid by the Company and $3,500 of fees paid by Agrinatural for attendance at Agrinatural board meetings. Other compensation includes approximately $135 mileage and expense reimbursement paid by Agrinatural.

COMPENSATION OF EXECUTIVE OFFICERS

Executive Officers and Significant Employees

Since July 31, 2013, our chief executive officer, chief financial officer, and risk manager have are employed by Granite Falls Energy and are provided to us on a part-time basis pursuant to our management services agreement with Granite Falls Energy, as described above in the section titled section “Certain Relationships and Related Party Transactions.”  Granite Falls Energy is responsible for and agreed to directly pay salary, wages, and/or benefits to the persons providing management services under the management services agreement. Except for our chief executive officer, chief financial officer, and risk manager, all other employees are employed by the Company.

The table below lists all of our executive officers and one significant employee, our risk manager, whom we expect to make a significant contribution to the Company’s business. The address for all of the individuals identified below is 91246 390th Avenue, Heron Lake, Minnesota 56137.

Name	Age	Position(s) Held with the Company	Length of Service
Steve Christensen	62	Chief Executive Officer	Since July 31, 2013
Stacie Schuler	47	Chief Financial Officer	Since July 31, 2013
Eric Baukol	37	Risk Manager	Since July 31, 2013

Biographical Information for Executive Officers and Significant Employee

Steve Christensen - Chief Executive Officer.  Mr. Christensen was named chief executive officer of the Company effective as of July 31, 2013, pursuant to the Company’s management services agreement with Granite Falls Energy.  Mr. Christensen also serves as chief executive officer and general manager of Granite Falls Energy, positions he has held since April 2012. He also serves as Granite Falls Energy’s appointed director to the board of directors of Ring-neck Energy & Feed, LLC, which has constructed an 80 million gallon per year ethanol manufacturing plant outside of Onida, South Dakota in Sully County. From 2005 through December 2011, Mr. Christensen was chief executive officer and general manager of Western Wisconsin Energy, LLC, which owned and operated an ethanol plant in Boyceville, Wisconsin. Mr. Christensen has also operated a southwest Iowa family farm since 1987. Mr. Christensen holds a Bachelor of Science degree in animal science from Iowa State University and has completed some post graduate work in business. Pursuant to an agreement between Granite Falls Energy and Agrinatural, Mr. Christensen also serves as Chief Executive Officer of Agrinatural, a position he has held since February 3, 2020. Mr. Christensen also serves as a member of the Board of Managers of Agrinatural. It is anticipated that Mr. Christensen will hold the office of chief executive officer until the earlier of his resignation, death, disqualification or removal by the Board or the termination of the Company’s management services agreement with Granite Falls Energy.

Stacie Schuler - Chief Financial Officer.  Ms. Schuler was named chief financial officer of the Company effective as of July 31, 2013, pursuant to the Company’s management services agreement with Granite Falls Energy.  Ms. Schuler also serves as chief financial officer and controller of Granite Falls Energy, LLC, positions she has held since July 2005.  Prior to joining Granite Falls Energy, Ms. Schuler worked as a financial manager for Cargill, Incorporated from 1997 to 2005. Ms. Schuler received her accounting degree through Southwestern Technical College in Granite Falls, Minnesota and Southwest State University in Marshall, Minnesota. Pursuant to an agreement between Granite Falls Energy and Agrinatural, Ms. Schuler also serves as Chief Financial Officer of Agrinatural, a position she has held since February 3, 2020. Ms. Schuler also serves as a member of the Board of Managers of Agrinatural. It is anticipated that Ms. Schuler will hold the office of chief financial officer until the earlier of her resignation, death, disqualification or removal by the Board or the termination of the Company’s management services agreement with Granite Falls Energy.

Eric Baukol - Risk Manager. Mr. Baukol was named risk manager of the Company effective as of July 31, 2013, pursuant to the Company’s management services agreement with Granite Falls Energy.  Prior to joining the Granite Falls Energy, Mr. Baukol was employed as a market analyst for Country Hedging, Inc. (now CHS Hedging), a farm marketer for Cargill, and as a location manager for Canby Farmers Grain. Mr. Baukol holds a B.S. degree in agricultural education from the University of Wisconsin-River Falls and a master’s degree in business administration from Southwest Minnesota State University. Mr. Baukol also serves as a member of the Board of Managers of Agrinatural. It is anticipated that Mr. Baukol will hold the office of risk manager until the earlier of his resignation, death, disqualification or removal by the Board or the termination of the Company’s management services agreement with Granite Falls Energy.

Compensation Discussion and Analysis

Overview

Throughout this proxy statement, the individuals who serve as our chief executive officer and chief financial officer are referred to as the “executive officers.”  Pursuant to our management services agreement with Granite Falls Energy, these executive officers are employed by Granite Falls Energy and provide part-time management services to our Company.  Subject to the terms of the management services agreement discussed below, Granite Falls Energy sets the compensation paid to the executive officers that are employees of Granite Falls Energy.

Compensation Committee

Our three-member executive board serves as the Company’s compensation committee for the fiscal year ended October 31, 2019, reporting all compensation committee activities for review by the full Board.  Subject to oversight by the full Board, the executive board has responsibility for establishing, implementing and regularly monitoring adherence to the Company’s compensation philosophy and objectives.

The executive board ensures that the total compensation paid to management and employees is fair, reasonable and competitive. The compensation committee considers compensation paid to all Company employees, subject to the terms of the management services agreement with Granite Falls Energy, as described above in the section titled section “Certain Relationships and Related Party Transactions.”

The executive board:

•	establishes and administers a compensation policy for management;

•	reviews and approves the compensation policy for all or our employees other than management;

•	reviews and monitors our financial performance as it affects our compensation policies or the administration of those policies;

•	reviews and monitors our succession plans;

•	approves awards to employees pursuant to our incentive compensation plans; and

•	approves modifications in the employee benefit plans with respect to the benefits salaried employees receive under such plans.

All of the executive board’s actions are reported to the Board and, where appropriate, submitted to the Board for ratification. From time to time, the executive board may delegate to the chief executive officer the authority to implement certain decisions of the committee, to set compensation for other employees or to fulfill administrative duties.

Our Compensation Philosophy and Objectives

The executive board’s compensation philosophy is to provide a competitive level of compensation that is consistent with the Company’s budget, financial performance, and local labor market conditions. Our compensation programs are designed to achieve the following objectives:

•	Attract, retain and motivate highly qualified and talented executives who will contribute to the Company’s success by reason of their ability, ingenuity and industry;

•	Link compensation realized to the achievement of the Company’s short and long-term financial and strategic goals;

•	Align management and member interests by encouraging long-term member value creation;

•	Maximize the financial efficiency of the compensation program from tax, accounting, cash flow and dilution perspectives; and

•	Support important corporate governance principles and comply with best practices.

Compensation Committee Procedures

The executive board, acting as the compensation committee, is responsible for determining the nature and amount of compensation for the Company’s management employees. The compensation committee receives input from the chief executive officer on the personal performance achievements of the management employees who report to him. This individual performance assessment determines a portion of the annual compensation for each manager. In addition, the chief executive officer provides input on salary increases, incentive compensation opportunities, and long-term incentive grants for the management employees who report to him, which the committee considers when making executive compensation decisions. The executive board also may solicit input from our human resources personnel, primarily relating to benefit programs and local labor market conditions.

In addition, the Board annually reviews the executive officers’ performance pursuant to the management services agreement with Granite Falls Energy.  A part of this review includes decisions and approvals regarding compensation reimbursement by the Company to Granite Falls Energy.

Compensation Elements

The executive board followed the guiding principles outlined above in the development and administration of compensation programs for our management. Compensation programs for our named executive officers were determined by Granite Falls Energy as provided in our management services agreement with Granite Falls Energy.  During fiscal year 2019, the components of our management compensation programs consisted of base salary and incentive cash bonuses, perquisites and other personal benefits. Additionally, management (other than our executive officers) was also eligible to participate in the same benefit programs as were available to our other employees.

For fiscal year 2019, the principal components of the compensation for executive officers included:

Base Salaries

Base salaries for management and other employees employed by the Company are established based on the scope of their roles, responsibilities, experience levels and performance, and taking into account competitive market compensation paid by comparable companies for similar positions. Base salaries are reviewed approximately annually, and may be adjusted from time to time to realign salaries with market levels after taking into account individual performance and experience.

The base salaries of our executive officers are set by Granite Falls Energy as provided in the management services agreement. The Company’s obligation to reimburse Granite Falls Energy for the base salaries paid to these shared employees is established by the management services agreement.

Bonus

In addition to the base salaries, management and other employees employed by the Company may receive bonuses. The bonuses, if any, of the executive officers are set by Granite Falls Energy. The Company’s obligation to reimburse Granite Falls Energy for bonuses paid to these shared employees is established by the management services agreement.

Our executive officers and management employees may receive bonuses in the discretion of our Board. The Company did not award any discretionary bonuses during fiscal 2019.

Benefits and Perquisites

We do not provide any material executive perquisites. We have no supplemental retirement plans or pension plans.

Accounting and Tax Treatment of Awards

None of our executive officers, governors, or employees receives compensation in excess of $1,000,000 and therefore the entire amount of their compensation is deductible by the Company as a business expense. Certain large executive compensation awards are not tax deductible by companies making such awards. None of our compensation arrangements are likely to reach this cap in the foreseeable future.

Report of the Compensation Committee

The following report of the compensation committee shall not be deemed to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that we specifically incorporate it by reference in such filing.

The executive board has reviewed and discussed the foregoing Compensation Discussion and Analysis with management.  Based upon this review and discussion, the Board determined that the Compensation Discussion and Analysis should be included in this proxy statement.

Submitted By the Compensation Committee of the Board of Governors:

Paul Enstad, Chair Michael S. KunerthRodney Wilkison

Summary Compensation Table

The following table sets forth all compensation paid or payable by the Company during the last three fiscal years to our named executive officers. Although Mr. Steve Christensen and Ms. Stacie Schuler are the Company’s named executive officers, they are directly employed and compensated by Granite Falls Energy and their services are provided to us on a part-time basis pursuant to the management services agreement between the Company and Granite Falls Energy. The management services agreement is discussed in more detail above in the section titled “Certain Relationships and Related Person Transactions.”

Therefore, for fiscal years 2019,  2018, and 2017, the table below reflects one-half of the total compensation received by the Mr. Christensen and Ms. Schuler in their capacity as employees of Granite Falls Energy that has been attributed to the Company as a result of the services provided by Mr. Christensen and Ms. Schuler to Company under the management services agreement. We do not pay any cash or non-cash salary, bonus, or other compensation to Mr. Christensen and Ms. Schuler for their services to us.

As of February 21,  2020, none of our named executive officers had any options, warrants, or other similar rights to purchase securities of the Company.

Name and Principal Position	Year	Salary	Bonus	Non-equity Incentive Plan Compensation(1)(2)	All Other Compensation(3)(4)	Total(5)
Steve Christensen, CEO	2019	$138,608	$—	$—	$24,393	$163,001
	2018	$115,338	$—	$4,220	$23,061	$142,619
	2017	$104,314	$—	$32,937	$28,236	$165,487
Stacie Schuler, CFO	2019	$87,023	$—	$4,700	$8,167	$99,890
	2018	$79,693	$—	$14,499	$8,815	$103,007
	2017	$72,162	$—	$14,023	$9,510	$95,695

(1)Amounts consist of cash bonuses awarded to Mr. Christensen under his annual net profits based bonus plan with Granite Falls Energy. The Company’s obligation to reimburse Granite Falls Energy for bonuses paid to Mr. Christensen is established by the management services agreement.

(2)Amounts consist of cash bonuses awarded to Ms. Schuler under Granite Falls Energy’s employee incentive program. The Company’s obligation to reimburse Granite Falls Energy for bonuses paid to Ms. Schuler is established by the management services agreement.

(3)All other compensation for Mr. Christensen includes compensation related to paid time off and vacation, personal use of a company vehicle provided by Granite Falls Energy, and contributions to a defined contribution plan.  The Company’s obligation to reimburse Granite Falls Energy for all other compensation paid to Mr. Christensen is established by the management services agreement.

(4)All other compensation for Ms. Schuler includes compensation related to paid time off and vacation and contributions to a defined contribution plan. The Company’s obligation to reimburse Granite Falls Energy for all other compensation paid to Ms. Schuler is established by the management services agreement.

(5)The Company paid Granite Falls Energy, in the aggregate, approximately $438,000,  $449,000, and $416,000, during each of fiscal years 2019,  2018, and 2017, respectively, for services provided pursuant the management services agreement, which included Mr. Christensen’s and Ms. Schuler’s services, and the services of a shared risk manager.

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of Steve Christensen, our Chief Executive Officer.

For 2019, our last completed fiscal year:

•	The median of the annual total compensation of all employees of our company (other than our CEO) was $83,405; and
•	The annual total compensation of our CEO was $170,906 (see note 4 below).

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 2.05 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

1.

We determined that, as of October 31, 2018, the last day of our fiscal year, our employee population consisted of approximately 42 individuals, with all of these individuals located in the United States. We made no cost of living adjustments.

2.

To identify the median employee from our employee population, we used the amount of cash compensation in the form of gross salaries and wages paid to our employees as our consistently applied compensation measure. We also annualized, as permitted, the compensation for any full-time employees that were not employed by us for all of fiscal year 2018. We selected total cash compensation for all employees because it is readily available and consistently calculated for each employee, so we believe it is the most appropriate and representative measure of compensation.

3.

Pursuant to Instruction 2 to Item 402(u), we have relied on the “median employee” identified for fiscal year 2018, because, in our last completed fiscal year, there has been no change to our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure.

4.

With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for the entire 2019 fiscal year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in total compensation of $83,405.

5.

With respect to the CEO, we used the amount reported as total compensation in the Summary Compensation Table included in this Proxy Statement, plus the cost of one-half of the CEO’s health benefits. (Refer to the discussion in the section above titled “Certain Relationships and Related Person Transactions” for an explanation of the one-half allocation.)    This resulted in annual total compensation for purposes of determining the ratio in the amount of $170,906, which exceeds the amount reported for him in the Summary Compensation Table by $7,905.

MEMBER PROPOSALS FOR 2021 ANNUAL MEETING

The proxy rules of the Securities and Exchange Commission permit equity owners of a company, after timely notice to the Company, to present proposals for action in the Company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for action by equity owners and are not properly omitted by Company action in accordance with the proxy rules.

The 2021 annual meeting of members is expected to be held during the last half of March 2021, and proxy materials in connection with that meeting are expected to be mailed on or about the last business day of February 2021.

Under the rules of the SEC, including Rule 14a-8 of the Securities Exchange Act of 1934, any member proposal to be considered by us for inclusion in the proxy material for the 2021 annual meeting must be received by the secretary of the Company, 191246 390th Avenue, Heron Lake, Minnesota 56137, no later than one-hundred and twenty (120) days prior to when we mailed the proxy materials for the 2021 annual meeting. Accordingly, we determined that members must submit proposals related to the 2021 annual meeting of members to the Company by November 1, 2020. The submission of a proposal does not guarantee its inclusion in the proxy statement or presentation at the annual meeting unless certain securities laws requirements are met. Proposals submitted later than November 1, 2020 will be considered untimely and will not be included in our proxy statement for the 2021 annual meeting. We suggest that any proposal be submitted by certified mail - return receipt requested.

Pursuant to our nominating committee charter, members of the Company may submit recommendations for governor candidates to the chairman of the nominating committee. All such nominations must be submitted in writing to the nomination and governance committee at Heron Lake BioEnergy, LLC, 191246 390th Avenue, Heron Lake, Minnesota 56137. Such submissions should include the nominating member’s name and contact information, a brief description of the candidate’s business experience, civic involvement, education and such other information as the member submitting the recommendation believes is relevant to the evaluation of the candidate.

For candidates to be considered for election at the 2021 annual meeting, the recommendation must be received by the Company by November 1, 2020.  Candidates properly submitted by members of the Company or members of the nomination and governance committee will be considered in the same manner as those submitted by third-party search firms, if any, to the nomination and governance committee. Additionally, the Company will also be soliciting governor candidates by notifying members of a “Call for Board of Governors Nominations” in the fall of 2020.

ANNUAL REPORT AND AUDITED FINANCIAL STATEMENTS

The Company’s annual report to the Securities and Exchange Commission on Form 10-K, including the financial statements and the notes thereto, for the fiscal year ended October 31, 2019 accompanies this proxy statement.

The Company will provide each member solicited a copy of Exhibits to the 10-K upon written request and payment of specified fees. The written request for such Exhibits should be directed to Stacie Schuler, chief financial officer of Heron Lake BioEnergy, LLC, 191246 390th Avenue, Heron Lake, Minnesota 56137 or by calling us at (507) 793-0077.  Such request must set forth a good faith representation that the requesting party was a holder of record or a beneficial owner of membership units in the Company on February 28,  2020.  The 2019 annual report on Form 10-K complete with exhibits is also available at no cost through the EDGAR database available from the SEC’s internet site (www.sec.gov). Information about us is also available at our website at www.heronlakebioenergy.com, under “SEC Filings,” which includes links to reports we have filed with the Securities and Exchange Commission.

Heron Lake BioEnergy, LLC	MEMBER NAME
2020 Annual Meeting - Wednesday, March 18, 2020	NUMBER OF UNITS
For Members as of February 28, 2020	TELEPHONE NUMBER
Proxy Solicited on Behalf of the Board of Governors
Vote by Mail or Facsimile:
1) Read the Proxy Statement
2) Check the appropriate boxes on the proxy card
3) Sign and date the proxy card

4) Return the proxy card in the envelope provided or via fax to (320) 235-5962 or mail to Christianson PLLP, Attention: Christina Boike at 302 SW 5th St, Willmar, MN 56201.  It must be received by Christianson PLLP no later than 5:00 p.m. on Tuesday, March 17,  2020.

PROPOSAL 1: Election Of One Governor
	For	Withhold / Abstain	PLEASE INDICATE YOUR SELECTION BY FIRMLY PLACING AN “X” IN THE APPROPRIATE BOX WITH BLUE OR BLACK INK
Michael Kunerth	□	□

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.	□	GRANT AUTHORITY	□	WITHHOLD AUTHORITY

The undersigned hereby appoints Paul Enstad and Rodney Wilkison, and each of them, with full power of substitution, and hereby authorizes them to represent the undersigned and to vote all of the units of HERON LAKE BIOENERGY, LLC held of record by the undersigned on February 28,  2020, at the annual meeting of members to be held on March 18,  2020, commencing at 1:00 p.m. at the Heron Lake Community Center, 312 10th Street, Heron Lake, Minnesota 56137 and any postponements or adjournments thereof.

When properly executed, this proxy will be voted in the manner directed by the undersigned member(s). If no direction is given, the proxy will be voted FOR the incumbent nominee in Proposal 1 and, at the discretion of the proxy holder, upon such other matters as may properly come before the meeting or any adjournment thereof. Proxies marked abstain are counted only for purposes of determining whether a quorum is present at the meeting. The proxies cannot vote your units unless you sign and return this card.  For your proxy card to be valid, it must be received by Christianson PLLP by 5:00 p.m. on Tuesday, March 17,  2020, or by submitting the proxy card in person when registering at the 2020 annual meeting.  You may revoke your proxy by: (1) Voting in person at the 2020 annual meeting; or (2) Giving written notice of revocation, which is received by Christianson PLLP by 5:00 p.m. on Tuesday, March 17,  2020.

Please sign exactly as name(s) appear(s) on your membership unit certificate(s).
SIGNATURE BLOCK FOR INDIVIDUALS OR JOINT OWNERS*	SIGNATURE BLOCK FOR ENTITIES** (Corporation, Partnership, Trust, IRA)

Signature (1):	Entity Name:
Print Name:
Date:	Signature:

Signature (2):	Signor Name:
Print Name:	Title:
Date:	Date:
*If membership units are held jointly, each owner should sign this proxy.	**If signing as an executor, administrator, trustee, custodian, guardian, officer, director, manager, partner etc., you should so indicate.